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                            SCHULT HOMES CORPORATION
                            1995 SHARE INCENTIVE PLAN


                                    SECTION 1

                                     GENERAL

1.1 EFFECTIVE DATE AND PURPOSE. Schult Homes Corporation, an Indiana corporation ("Schult Homes"), has established the SCHULT HOMES CORPORATION 1995 SHARE INCENTIVE PLAN (the "Plan") effective as of October 19, 1995 (the "Effective Date"), subject to approval of the Plan at the 1995 Annual Meeting of Schult Homes shareholders by the holders of a majority of the shares of Schult Homes entitled to vote at that meeting. The purpose of the Plan is to promote the long-term financial performance of Schult Homes by (a) attracting and retaining executive and other key employees of Schult Homes and its Subsidiaries, as they may exist from time to time (as defined in subsection 2.1) who possess outstanding abilities with incentive compensation opportunities which are competitive with those of other major corporations; (b) motivating such employees to further the long-range goals of Schult Homes; and (c) furthering the identity of interests of participating employees and Schult Homes shareholders through opportunities for increased employee ownership of Schult Homes common share.

1.2 PLAN ADMINISTRATION. The Plan shall be administered by the Committee (as described below). In addition to those rights, duties and powers vested in the Committee by other provisions of the Plan, the Committee shall have sole authority to:

     (a)  interpret the provisions of the Plan;

     (b) adopt, amend and rescind rules and regulations for the administration of the Plan;

     (c) impose such limitations, restrictions and conditions upon grants and awards under the Plan as it shall deem appropriate; and

     (d) make all other determinations deemed by it to be necessary or advisable for the administration of the Plan;

     provided that the Committee shall exercise its authority in accordance with the provisions of the Plan. The Committee may not exercise its authority at any time that it has fewer than two members. The Committee shall exercise its authority only by a majority vote of its members at a meeting or by a written consent without a meeting. Actions and interpretations of the Plan by the Committee shall be binding on participating emloyees and on Schult Homes.

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          At any date, the members of the Committee shall be those members of the Board of Directors of Schult Homes who are Disinterested Persons, that is a director who is not, during the one (1) year preceding service on the Committee, or during such service, granted or awarded equity securities pursuant to the Plan or any other plan of Schult Homes or a Subsidiary or other affiliate, except that:

               (e) participation in a formula plan as defined by Regulation Section 240.16b-3(c)(2)(ii) shall not disqualify a director from being a Disinterested Person;

               (f) participation in a securities acquisition plan meeting the conditions set forth at Regulation
          Section 240.16b-3(d)(1) shall not disqualify a director from being a Disinterested Person;

               (g) an election to receive a director's fee in either cash or securities, or partly in cash or partly in securities, shall not disqualify a director from being a Disinterested Person; and

               (h) participation in a plan shall not disqualify a director from being a Disinterested Person for purposes of administering another plan that does not permit participation by directors.

     From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members, and appoint new members in substitution, but in all events such new members shall be Disinterested Persons. The Company shall indemnify the members of the Committee for actions taken or not taken in their capacities as administrators of the Plan.

1.3 SHARES AVAILABLE. The sum of the number of common shares of Schult Homes for which Non-Qualified Share Options ("Option" or "Options") may be granted may not exceed 300,000, subject to the adjustments described below. If all or a portion of an Option expires or is terminated without having been exercised in full, then the number of shares which are forfeited or not purchased shall again be available for purposes of making grants under this Plan. The common shares of Schult Homes delivered pursuant to the Plan shall be authorized but unissued shares or reacquired shares held by Schult Homes as treasury shares (including shares purchased in the open market). In the event of a merger, consolidation, reorganization, recapitalization, share dividend, share split or other similar change in the corporate structure or capitalization of Schult Homes which affects the Schult Homes common shares, appropriate adjustment, as determined by the Board of Directors of Schult Homes (or its successor), shall be made with respect to the number and kinds of shares (or other securities) which may thereafter be awarded or be subject to Options under the Plan. Agreements evidencing grants and awards under the Plan shall be subject to and shall provide for appropriate

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     adjustments, as determined by the Board of Directors of Schult Homes (or its successor) in the event of such changes in the corporate structure or capitalization of Schult Homes occurring after the date of grant or award.


1.4 TERM, AMENDMENT AND TERMINATION OF PLAN. Grants and awards may not be made under the Plan until after October 19, 1995, or prior to the termination date of the Plan. The Board of Directors of Schult Homes may amend or terminate the Plan at any time except that, without the approval of the holders of a majority of Schult Homes shares entitled to vote at a duly held meeting of such shareholders, the Board may not:

     (a) increase the number of common share which may be issued under the Plan, except as provided in subsection 1.3;

     (b) reduce the minimum Option price under any share option, except as provided in subsection 1.3;

     (c)  increase the maximum period during which Options may be exercised;

     (d)  extend the term of the Plan; or

     (e)  amend the standards for participation described in Section 2.

          In addition, the Committee may amend or modify any outstanding Option in any manner to the extent that the Committee would have had the authority to initially grant such Option as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable.

          Amendment or termination of the Plan shall not affect the validity of terms of any grant or award previously made to a Participant in any way which is adverse to the Participant without the consent of the Participant.

1.5 COMPLIANCE WITH APPLICABLE LAW. The Committee may postpone any exercise of an Option for such time as the Committee in its discretion may deem necessary in order to permit Schult Homes (a) to effect or maintain registration of the Plan or common shares issuable pursuant to the Plan under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction; (b) to take any action necessary to comply with restrictions or regulations incident to the maintenance of a public market for Schult Homes common shares; or (c) to determine that no action referred to in (a) or (b) above needs to be taken. Schult Homes shall not be obligated to issue shares upon exercise of an Option in violation of any law or regulation. Any such postponement shall not without


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     action of the Committee extend the term of an Option.  Neither Schult
     Homes, nor its directors or officers, shall have any obligation or liability to any Participant (or successor in interest) because of the loss of rights under any grant or award under the Plan due to postponements pursuant to this subsection.

1.6 WITHHOLDING TAXES. Schult Homes and its Subsidiaries shall have the right to require payment, in cash or in equivalent value in Schult Homes common shares, from any person entitled to receive Schult Homes common share pursuant to the Plan of the amount of any tax required by law to be withheld with respect to that share.


                                    SECTION 2

                               PLAN PARTICIPATION

2.1 PARTICIPATION DESIGNATIONS. The Committee may, at any time, designate any officer or key employee of Schult Homes or of a Subsidiary to be a Participant. For purposes of the Plan, the term "Subsidiary" means any corporation of which, at any date, Schult Homes owns directly, or indirectly through an unbroken chain of subsidiary corporations, shares possessing 50 percent or more of the total combined voting power of all classes of shares of that corporation.

2.2 PARTICIPATION IS NOT A CONTRACT OF EMPLOYMENT. The Plan does not constitute a contract of employment. Participating in the Plan does not give any employee the right to be retained in the employ of Schult Homes or a Subsidiary and does not limit in any way the right of Schult Homes or a Subsidiary to change the duties or responsibilities of any employee.


                                    SECTION 3

                                  SHARE OPTIONS

3.1 GRANTEES. The Committee may, at any time, designate a Participant to receive an Option whether or not the Participant has previously received a grant under the Plan. For purposes of the Plan, the term "Non-Qualified Share Option" means an option to purchase Schult Homes common share which is not an Incentive Share Option, as defined by Section 422 of the Internal Revenue Code (the "Code"). Each Option granted under the Plan shall be evidenced by a written agreement between the Participant and Schult Homes in a form approved by the Committee. The provisions of each agreement shall be determined by the Committee in


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     accordance with the provisions of the Plan.  A Participant shall not have any rights of a shareholder of Schult Homes common shares with respect to shares subject to an Option until such shares are purchased upon exercise of the Option.

3.2 NUMBER OF SHARES OPTIONED AND OPTION PRICE. The Committee shall, subject to the limitations of subsection 1.3 and this Section 3, determine the number of Schult Homes common shares which may be purchased and the Option price of each share on exercise of each Option granted under the Plan. The Option price of each share under an Option shall not be less than 100 percent of the Fair Market Value of a share of Schult Homes common share on the date the Option is granted. For purposes of the Plan, the term "Fair Market Value" means the closing price of a share of Schult Homes common share, as reported by the American Stock Exchange on the day preceding the date of grant, or, in the event the share was not traded on such date, on the first date that the share was so traded which next precedes the date as of which the determination is being made.

3.3 EXERCISE OF OPTIONS AND PAYMENTS. Each Option shall become exercisable in full at such time, or in such portions at such times, as the Committee determines, subject to the following provisions of this subsection 3.3. No Option granted to a Participant shall be exercisable prior to the first yearly anniversary of the date upon which the Option was granted. One-half (1/2) of each grant shall vest and may be exercised after the first anniversary, the remaining one-half (1/2) shall vest and become exercisable after the second yearly anniversary; except, in the discretion of the Committee, if the Participant's employment with Schult Homes and all of its Subsidiaries terminates by reason of death, Disability (as defined in Section 37(c)(3) of the Code) or retirement (as described in subsection 3.4(d)). During any period that an Option is exercisable, it may be exercised by delivering a written notice to Schult Homes at its principal office by registered or certified mail stating the number of shares with respect to which the Option is being exercised and specifying a date not less than five nor more than 15 days after the receipt of such notice on which the shares will be taken up and payment made therefore. Payment may be made in (a) cash, or (b) in the event the Committee shall so authorize such an exchange, in shares of Schult Homes common share with an aggregate Fair Market Value as of the close of trading on the trading day immediately preceding the date of exercise equal to the purchase price, or in any combination of cash and, if authorized by the Committee, such shares.

3.4 TERMINATION OF OPTIONS. Each Option shall terminate and not be exercisable after the date determined by the Committee, on the earlier of (a) the tenth
     (10th) anniversary of the date that the Option was granted; (b) the sixtieth (60th) day following the date upon which the Participant's employment with Schult Homes and all Subsidiaries terminates for reasons other than described in (c), (d) or (e)


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     next following; (c) the date upon which the Participant's employment with
     Schult Homes and all Subsidiaries terminates as the result of discharge of the Participant for "Good Cause"; (d) the first anniversary of the date the Participant's employment with Schult Homes and all Subsidiaries terminates on account of death or Disability; or (e) the first anniversary of the Participant's retirement, or such later date as may be approved by the Committee, from employment by Schult Homes or a Subsidiary. For purposes of the Plan, "Good Cause" shall mean conviction of any felony, acts involving dishonesty, moral turpitude, deliberate subordination or gross malfeasance.

3.5  TRANSFERABILITY.    No Option granted to a Participant may be transferred
     by the Participant except by will or the laws of descent and distribution, and, except as respects exercise within the period described at
     Section 3.4(d), above, may be exercisable during the Participant's lifetime only by the Participant.

3.6 CHANGE IN CONTROL. Notwithstanding any to the contrary contained herein, any share Option granted pursuant to the Plan shall, in the case of a change in control ("Change in Control"), as hereinafter defined, become fully exercisable as to all shares of share, irrespective of any restrictions on vesting or staged exercisability of such Options, from and after the date of such Change in Control and shall, subject to the expiration provisions of Section 3.4(a), above, remain exercisable for a period of three (3) months following the employee's termination of employment with the Schult Homes or its Subsidiary, if said termination occurs within one (1) year after the date of the Change in Control.

     The term "Change in Control" shall mean a Change in Control of a nature such that (1) it would be required to be reported by a person or entity subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to Schedule 14A of Regulation 14A, or successor provisions thereto, as in effect on the date hereof, (2) a "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 issued under the Securities Exchange Act), directly or indirectly, of securities of Schult Homes, representing in excess of thirty percent (30%) of the voting securities of Schult Homes then outstanding, followed by the election by said person or group of one or more representatives to the Board of Directors of Schult Homes; (3) a person or group, as hereinabove defined, is or becomes the beneficial owner, directly or indirectly, of securities of Schult Homes, representing in excess of fifty percent (50%) of the voting securities of Schult Homes then outstanding, whether or not followed by the election by said person or group of one or more representatives to the Board of Directors of Schult Homes; or (4) any other event, including but not limited to those set forth in paragraphs (1) through (3) above, which shall have the effect of


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     placing control of the business and affairs of Schult Homes in a person or group as hereinabove defined, other than or different from the present shareholders of Schult Homes.


                                   SCHULT HOMES CORPORATION





                                   By: ______________________________
                                   Title:  President

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